Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING GROUP APPOINTS TIMOTHY BUSCH

AND BRIAN JONES CO-CHIEF OPERATING OFFICERS

- Busch and Jones Bring Over 50 Years of

Broadcast Industry Experience to New Roles -

IRVING, TX (May 6, 2008) - Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) announced today the appointment of Timothy Busch, 45, and Brian Jones, 48, to the additional positions of Co-Chief Operating Officer. Messrs. Busch and Jones will replace current COO, Duane Lammers, who is leaving the Company to pursue other interests. The changes are effective June 1, 2008.

Tim Busch and Brian Jones bring extensive broadcast industry experience and deep knowledge of Nexstar’s stations, markets and operating philosophy to their new positions. In their new roles, they will retain regional operating responsibilities while overseeing all facets of Nexstar’s current television station and online operations and developing new revenue opportunities for Nexstar which further leverage the value of the Company’s local station programming and content. While they will collaborate as Co-Chief Operating Officers, Mr. Busch will focus on traditional advertising revenue opportunities, including political advertising, while Mr. Jones will focus on the Company’s digital media platforms and sales. Messrs. Busch and Jones will report directly to Nexstar Broadcasting Group President and Chief Executive Officer, Perry Sook.

Commenting on the appointments, Perry Sook commented, “We are delighted to fill the COO position with in-house executive talent as both Tim and Brian have contributed extensively to the Company’s financial growth and in establishing a culture of innovation among all of our associates. The appointments acknowledge their leadership roles at Nexstar while the Co-COO structure organizes functions and reporting in a manner that emphasizes each individual’s respective expertise and strengths. As such, we are

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confident that their proven management skills, outstanding individual and collective contributions and extensive experience in the markets we serve will enable Nexstar to extend its successful track record of innovation and anticipating the needs of consumers and advertisers.”

Since 2002, Tim Busch has served as Senior Vice President and Regional Manager of Nexstar’s Eastern Region consisting of 15 television stations in 10 markets, and brings over 23 years of television broadcasting experience to his new role. Mr. Busch previously served as VP and General Manager of Nexstar’s WROC-TV, the CBS affiliate in Rochester, NY. Before joining Nexstar, Busch was General Sales Manager of the Gannett-owned NBC affiliate in Buffalo, New York for seven years. He also held advertising sales management positions in television and radio since 1988. Mr. Busch also serves as the Vice Chairman of the CBS Affiliates Association.

Mr. Busch commented, “Having spent my entire career in the broadcasting industry, I truly appreciate the unique direction that Nexstar has taken to delivering value to customers which in turn has generated operating results that outperform the industry. I look forward to working closer with Perry, Brian and our entire team to ensure that Nexstar continues its success and industry leadership in this evolving age of multi-platform distribution and consumption.”

Since 2003, Brian Jones has served as Senior Vice President and Regional Manager of Nexstar’s Southwest Region consisting of 20 television stations in 11 markets. Mr. Jones previously served for seven years as Vice President and General Manager of CBS owned and operated KTVT and KTXA-TV in Dallas/Fort Worth. Prior to that, he held various executive management and sales positions with KTVT, MMT Sales Inc. and KXAS-TV (NBC). Collectively he has over 27 years of experience in local television. Mr. Jones also serves as the Chairman of the FOX Affiliates Association Board of Governors and serves on the board of directors of the Texas Association of Broadcasters and is a member of the National Association of Broadcasters Small Market Advisory Committee.

Mr. Jones commented, “Our local markets are dynamic and invigorated as we continually seek to leverage the value of our core broadcasting assets. This focus is creating new opportunities for our employees, viewers, customers and shareholders and I am delighted to assume additional responsibilities at this exciting time. Last year’s

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re-launch of our TV station websites into community portals is just one of several current growth drivers and I am confident will underscore our commitment to building each of our properties on the strengths of their local business.”

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group currently owns, operates, programs or provides sales and other services to 50 television stations in 29 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW and reaches approximately 8.25% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Perry Sook	Joseph Jaffoni, Ratula Roy
Chief Executive Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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